EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:  William J. Wagner, Chairman, President and Chief Executive Officer (814) 726-2140

Northwest Bancshares, Inc. Announces Realignment of Management Team

Warren Pennsylvania — August 22, 2014

Northwest Bancshares, Inc. (NasdaqGS: NWBI), parent company of Northwest Savings Bank today announced the realignment of its management team.  William J. Wagner, Chairman, President and CEO stated “It is my pleasure to announce a reorganization of our company designed to align Northwest’s management team with the two initiatives necessary to improve profitability and enhance shareholder value.  The first major objective is to create strong and sustainable internal growth fueled by a highly-effective and efficient sales process. The second major objective is to realize continuous improvement in the efficiency of our delivery, operations and support functions.”

As a result of this reorganization, two seasoned Northwest executives, Steven G. Fisher and William W. Harvey, Jr. have been promoted to Senior Executive Vice-Presidents of their respective divisions.  Mr. Fisher will lead the company’s Production and Revenue Division with the functional title of Chief Revenue Officer.  Mr. Harvey will lead the Technology, Operations, Finance and Support Division with the functional title of Chief Financial Officer.

Messrs. Fisher and Harvey have been Northwest employees for thirty-one and eighteen years respectively.  They will continue to report to the Chief Executive Officer who will retain administration of the company’s third division which provides legal, compliance and regulatory oversight utilizing the Audit, Credit, Human Resources, Legal/Compliance and Risk Management functions.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Savings Bank.  Founded in 1896, Northwest Savings Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs.   Northwest operates 165 community banking offices in Pennsylvania, New York, Ohio and Maryland and 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market.  Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

#                                         #                                         #